PURCHASE AND SALE AGREEMENT

                                     between

                            CONTINENTAL GRAIN COMPANY

                                       and

                    CONTI SECURITIES ASSET FUNDING CORP. III

                            Dated as of May 26, 1999

                                                                         Page
                                                                         ----

ARTICLE I DEFINITIONS ...................................................  1

      Section 1.1.   Definitions ........................................  1
      Section 1.2.   Usage of Terms .....................................  8

ARTICLE II PROCEDURES FOR PURCHASES OF ELIGIBLE ASSETS ..................  8

      Section 2.1.   Obligation to Purchase .............................  8
      Section 2.2.   Delivery of Documents; Initial Purchase of Assets ..  8
      Section 2.3.   Delivery of Documents; Subsequent Purchases of
                     Eligible Assets .................................... 10
      Section 2.4.   Wet Funded Purchases ............................... 10
      Section 2.5.   Purchase Requests .................................. 10
      Section 2.6.   Tranche Term Selection ............................. 11
      Section 2.7.   Survival of Representations ........................ 11
      Section 2.8.   Proceeds of Eligible Assets ........................ 12

ARTICLE III DISTRIBUTIONS ............................................... 12

      Section 3.1.   Distributions on Eligible Assets ................... 12

ARTICLE IV TRANSFERS OF ELIGIBLE ASSETS BY PURCHASER .................... 13

      Section 4.1.   Purchaser Sale ..................................... 13
      Section 4.2.   Required Sale Events ............................... 14
      Section 4.3.   Effect of Required Sale Event ...................... 14
      Section 4.4.   Bankruptcy Event ................................... 15
      Section 4.5.   Mandatory Repurchase ............................... 15
      Section 4.6.   Seller's Right of Repurchase ....................... 15

ARTICLE V INTENT OF PARTIES ............................................. 16

      Section 5.1.   Intent of Parties; Protective Security Interest .... 16

ARTICLE VI REPRESENTATIONS AND WARRANTIES ............................... 17

      Section 6.1.   Seller's Representations and Warranties ............ 17

ARTICLE VII COVENANTS OF SELLER ......................................... 21

      Section 7.1.   Seller's Covenants ................................. 21

ARTICLE VIII FEES AND OTHER COSTS ....................................... 23

      Section 8.1.   Net Securities Amount .............................. 23
      Section 8.2.   Hold Harmless ...................................... 23
      Section 8.3.   Definition of Taxes ................................ 23
      Section 8.4.   After-Tax Calculation .............................. 23
      Section 8.5.   Contest, Payment, Interest ......................... 23
      Section 8.6.   Definition of "After-Tax Basis"; Tax Savings ....... 24

                                                                         Page
                                                                         ----

ARTICLE IX TERMINATION .................................................. 24

      Section 9.1.   Events of Termination .............................. 24
      Section 9.2.   Term ............................................... 26

ARTICLE X MISCELLANEOUS PROVISIONS ...................................... 26

      Section 10.1.  Payment ............................................ 26
      Section 10.2.  Remedies ........................................... 26
      Section 10.3.  Exceeding Available Amount ......................... 26
      Section 10.4.  Exclusive Benefit of Parties; Assignment ........... 26
      Section 10.5.  Amendment; Waivers ................................. 27
      Section 10.6.  Effect of Invalidity of Provisions ................. 27
      Section 10.7.  Governing Law ...................................... 27
      Section 10.8.  Submission to Jurisdiction; Waiver of Trial by
                     Jury ............................................... 27
      Section 10.9.  Jurisdiction Not Exclusive ......................... 27
      Section 10.10. Notices ............................................ 27
      Section 10.11. Entire Agreement ................................... 28
      Section 10.12. Purchaser's Investment Representation .............. 28
      Section 10.13. Indemnification .................................... 28
      Section 10.14. Headings ........................................... 29
      Section 10.15. Execution in Counterparts .......................... 29

                             SCHEDULES AND EXHIBITS

Schedule I    Residential Mortgage Product Underwriting Guidelines
              For "C" Risk Mortgage Products                             S-l

Exhibit A     Form of Guarantee                                          A-l

Exhibit B     Form of Receipt, Grant and Assignment                      B-l

Exhibit C     Form of Securities Purchase Request                        C-1

Exhibit D     Form of Legal Opinion of Seller                            D-1

Exhibit E     Form of Legal Opinion of Guarantor                         E-1

Exhibit F     Form of Repurchase Notification                            F-l

                         PURCHASE AND SALE AGREEMENT

            PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of May 26, 1999, between CONTINENTAL GRAIN COMPANY, a Delaware corporation ("Purchaser"), and CONTISECURITIES ASSET FUNDING CORP. III, a Delaware corporation ("Seller").

            WHEREAS, Seller desires to sell from time to time to Purchaser certain Eligible Assets (as hereinafter defined), and Purchaser desires to purchase such Eligible Assets, each in accordance with the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, the parties, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Adjusted Net Securities Amount": As of any date of determination (including the date of any sale or deemed sale hereunder), with respect to the Eligible Assets forming part of any Tranche or portion thereof (as applicable), the related Net Securities Amount less the related Retained Securities Amount, if any.

            "Adjusted Tranche Amount": As of any date of determination in respect of any Eligible Assets subject to a Purchase hereunder, the related Initial Tranche Amount less the sum of (x) all payments of principal received by Purchaser in respect of such Eligible Assets on or prior to such date and (y) all payments of interest received by Purchaser allocable to the related Purchased Accrued Interest, if any, included in the Initial Tranche Amount for such Eligible Assets.

            "After-Tax Basis": As defined in Section 8.6 hereof.

            "Aggregate Adjusted Tranche Amount": At any date, the aggregate sum of the Adjusted Tranche Amounts as of such date in respect of all Eligible Assets that are subject to a Purchase hereunder.

            "Alternative Financing": As defined in Section 2.6 hereof.

            "Asset File": As defined in the Custodial Agreement.

            "Available Amount": As of any date of determination, the lesser of the following amounts: (x) $85,000,000 less the sum of (i) the then-outstanding Aggregate

Adjusted Tranche Amount and (ii) the then-outstanding Subservicer Advances; and
(y) $60,000,000 less the then-outstanding Aggregate Adjusted Tranche Amount.

            "Borrower": The person who has executed the promissory note evidencing the person's obligations under a Franchise Loan.

            "Business Day": A day on which banks and the New York Stock Exchange are open for business in New York, New York and on which dealings in United States dollars are carried on in the London interbank market.

            "Change of Control": The acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, Purchaser or any of its subsidiaries, or any employee benefit plan of Purchaser or any of its subsidiaries) of "beneficial ownership" within the meaning of Rule 13d-3 promulgated under the Exchange Act of more than 50% of either the then-outstanding shares of the common stock of Seller or Guarantor or the combined voting power of Seller's or Guarantor's then-outstanding voting securities entitled to vote generally in the election of directors.

            "Collateral": As defined in Section 5.1 hereof.

            "Collateralized Note": A promissory note made in favor of Seller and secured by pools of any of the Eligible Assets described in clauses (i), (ii) and (iii) of the definition of the term "Eligible Assets" in this Section 1.1; provided, however, that the obligor under such Note has pledged and hypothecated to Seller, and has granted to Seller a continuing lien upon and first priority security interest in, collateral comprised of such Eligible Assets; and provided further, however, that Seller assigns to Purchaser all of Sellers interest in such lien and security interest as of the related Purchase Date.

            "Custodial Agreement": With respect to Eligible Assets consisting of Mortgage Products, the Custodial Agreement dated as of March 31, 1999 among Seller, Purchaser and the Custodian. With respect to any other type of Eligible Assets, such other applicable agreement as Seller, Purchaser and the related Custodian may enter into from time to time.

            "Custodian": With respect to Eligible Assets consisting of Mortgage Products, Manufacturers and Traders Trust Company, a New York banking corporation. With respect to any other type of Eligible Assets, such custodian as the parties shall mutually approve from time to time.

            "Default Rate": As defined in Section 10.1 hereof.

            "Eligible Assets": Any of the following types of assets:

            (i)   Mortgage Products;

            (ii)  Motor Vehicle Loans;

            (iii) Franchise Loans; and

            (iv)  Collateralized Notes.

            "Eligible Asset Schedule": As defined in Section 2.5 hereof.

            "Event of Termination": As defined in Section 9.1 hereof.

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Franchise Loan": All of Seller's right, title and interest in and to a loan evidenced by a promissory note and secured by Franchise Loan Collateral.

            "Franchise Loan Collateral": All of the following which has been pledged to Seller to secure a Franchise Loan: all of a Borrower's right, title and interest in and to all receivables, goods, documents, instruments, chattel paper, inventory, equipment, general intangibles, contracts (other than the franchise agreement and the license thereunder), certificates of title, fixtures, money, securities, deposits, credits, claims, demands, assets, other personal property and real property, owned, leased, acquired, held, used, sold or consumed in connection with a nationally recognized franchise involved in the restaurant or quick-lube business and any other property, rights and interests of the Borrower which at any time relate to, arise out of or exist in connection with the foregoing; any and all additions and accessions to any of the foregoing, all improvements thereto and all substitutions and replacements therefor; and all products and proceeds thereof.

            "Gain Amount": With respect to any sale or deemed sale of any Eligible Assets by Purchaser hereunder, that portion of the realized net proceeds (inclusive of accrued interest) in excess of the sum of (i) the related Adjusted Tranche Amount and (ii) the related Adjusted Net Securities Amount, in each case computed as of the date of such sale or deemed sale, which portion Purchaser shall remit to Seller pursuant to Section 4.3. The Gain Amount shall be calculated separately for each Eligible Asset sold or deemed sold by Purchaser.

            "Guarantee": A guarantee in substantially the form of Exhibit A hereto, executed by Guarantor in favor of Purchaser.

            "Guarantor": ContiFinancial Corporation, a Delaware corporation, and the indirect owner of Seller.

            "Indemnified Party": As defined in Section 10.15(a) hereof.

            "Indenture": As defined in Section 7.1(c) hereof.

            "Initial Tranche Amount": With respect to any Eligible Asset or groups of Eligible Assets subject to a Purchase hereunder, the purchase amount paid for the related Eligible Assets by Purchaser on the related Purchase Date, such purchase amount being equal to the sum of (i) the product of (x) the Principal of the related Eligible Assets as of such Purchase Date and (y) the related Purchase Price Percentage plus (ii) the Purchased Accrued Interest, if any, with respect to such Eligible Assets as of such Purchase Date.

            "LIBOR": As of any date of determination, the rate for deposits in U.S. Dollars for a period most closely approximating the Tranche Term that appears on the Telerate Page 3750 as of 11:00 a.m. London time, on such date. If such rate does not appear on Telerate Page 3750 by 9:00 a.m. New York City time, on such date, the rate for such date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks (chosen by Purchaser) in the London interbank market as of approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a period of the relevant Tranche Term commencing on the applicable Date. Purchaser will request the principal London office of each such bank to provide a quotation of its rate. If at least two quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City as of 11:00 a.m., local time in New York City, on such date for loans in U.S. dollars to leading European banks for a period of the Tranche Term commencing on such date.

            "Losses": Any and all out-of-pocket losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and disbursements) directly incurred by any person specified in this Agreement, resulting from transactions entered into under this Agreement (other than liability for Taxes). Losses must be accounted for and presented for reimbursement documented in reasonable detail. For the avoidance of doubt, if in any sale or deemed sale of Eligible Assets by Purchaser hereunder, the realized net sale proceeds (inclusive of accrued interest) are less than the sum of the related Adjusted Tranche Amount and the related Adjusted Net Securities Amount (in each case computed as of the date of such sale or deemed sale), the amount of such shortfall shall be deemed a Loss hereunder.

            "Market Movement Allowance": For each Purchase, the amount of diminution in the Market Value of the related Eligible Assets (expressed as a percentage) that may occur before the occurrence of a Required Sale Event with respect to such Eligible Assets, as described in Section 4.2 hereof.

            "Market Value": For each day of determination in respect of a Purchase, the market value (expressed as a percentage of par) of the related Eligible Asset as determined by Seller (subject to the provisions of Section 4.2 hereof) and taking into account (i) credit rating; (ii) credit worthiness of the account debtor, lessee or other obligors (including third party credit enhancements); (iii) realizable distress sale liquidation value; (iv) impediments (legal or otherwise) to prompt and effective enforcement; (v) general industry and overall economic conditions; (vi) current interest rates;
(vii) availability of purchasers; and (viii) such other considerations as reasonably appropriate in the circumstances.

            "Monoline Insurance Company": Ambac Assurance Corporation, MBIA Insurance Corporation, Financial Guaranty Insurance Company, Capital Markets

Assurance Corporation, Financial Security Assurance Inc. or GE Mortgage Insurance Company.

            "Mortgage Products": All of Seller's right, title and interest in and to one or more commercial, residential, mixed use or multifamily first mortgage loans, second mortgage loans or home equity lines of credit, any of which can bear either fixed or variable rates of interest. Mortgage Products may include, without limitation, interests in warehouse facilities, urban or suburban office buildings, mobile homes, manufactured housing, congregate care and assisted living facilities, nursing homes, retail shopping centers, Title I products, SBA products and timeshare estates.

            "Mortgaged Property": Property underlying a Mortgage Product, or in the case of a Mortgage Product which is an equity line of credit, the property securing such line of credit.

            "Motor Vehicle Loans": All of Seller's right, title and interest in and to one or more non-cancelable, conditional sale contracts (including security agreements, operating leases, and direct financing equipment leases), or motor vehicle finance loans, including, as applicable, schedules, supplements and amendments, under which the purchase or lease of specified motor vehicles is financed at a specified monthly rate.

            "Net Securities Amount": With respect to any Tranche Period which has terminated, the amount produced for the related Tranche or portion thereof (as applicable) corresponding to such Tranche Period by application of the following formula:

                                 TR x TA x AD
                                 ------------
                                     360

For purposes of this formula, "TR" represents the Tranche Rate applicable to such Tranche or portion thereof (as applicable), "TA" represents the Adjusted Tranche Amount with respect to such Tranche or portion thereof (as applicable), and "AD" represents the actual number of days elapsed during such Tranche Period. Notwithstanding the foregoing, no provision of this Agreement shall require the payment or permit the collection of any Net Securities Amount in excess of the maximum permitted by applicable law, and no Net Securities Amount shall be considered paid if at any time payment is rescinded or must be returned for any reason.

            "Principal": With respect to any Eligible Asset, as of any date of determination, the unamortized principal balance of such Eligible Asset as of such date.

            "Purchase": Any purchase of Eligible Assets by Purchaser from Seller pursuant to the terms hereof and of the applicable Purchase Request. For purposes of this Agreement, an Eligible Asset shall be deemed "subject to a Purchase" commencing on the related Purchase Date and continuing until such date as such Eligible Asset is sold or deemed sold by Purchaser pursuant to the provisions hereof (including any sale of such Eligible Asset to Seller as provided herein).

            "Purchase Date": With respect to any Purchase, the date on which Purchaser purchases the related Eligible Assets from Seller.

            "Purchase Price Percentage": With respect to any Purchase, the Market Value percentage of the Principal paid by Purchaser for the Principal portion of the related Eligible Assets (expressed as a percentage of par) as set forth in the related Purchase Request, which percentage shall be reasonably satisfactory to Purchaser. In connection with the initial Purchase involving Mortgage Products, any percentage not in excess of 95% in the case of residential Mortgage Products or 87% in the case of non-residential Mortgage Products shall be deemed satisfactory to Purchaser.

            "Purchase Request": A request for the purchase of Eligible Assets in the form of Exhibit C hereto.

            "Purchased Accrued Interest": With respect to any Eligible Assets that are part of any Purchase hereunder, the interest accrued thereon as of the related Purchase Date pursuant to the terms of such Eligible Assets (and assuming that, pursuant to any "record date" provision relating to such Eligible Assets, upon Purchaser's purchase thereof, Purchaser will be entitled to receive such accrued interest on the next scheduled interest payment date for such Eligible Assets).

            "Recourse Amount": As of any date of determination, (i) with respect to Eligible Assets which consist of residential Mortgage Products, five percent of the related Adjusted Tranche Amount as of such date; and (ii) with respect to all other Eligible Assets, ten percent of the related Adjusted Tranche Amount as of such date; provided, however, in each case, that the Recourse Amount shall be fixed upon the earlier of (i) a Required Sale Event or (ii) an Event of Termination.

            "Repurchase Assets": The Eligible Assets identified on a Repurchase Notification.

            "Repurchase Notification": A Repurchase Notification in the form attached hereto as Exhibit F.

            "Required Sale Event": An event described in Section 4.2 hereof, which triggers a sale of Eligible Assets pursuant to Section 4.3 hereof.

            "Retained Securities Amount": With respect to the Eligible Assets forming part of any Tranche or portion thereof, the related Net Securities Amount actually received and retained by Purchaser.

            "Seller's Account": Seller's account at a designated bank in New York, New York, as specified in the applicable Purchase Request.

            "Subsequent Conditions": As defined in Section 2.4 hereof.

            "Subservicer Advance": As defined in the Subservicing Agreement.

            "Subservicing Agreement": The Subservicing Agreement dated as of November 1, 1998 by and among ContiMortgage Corporation, ContiWest Corporation, ContiSecurities Asset Funding Corp., Manufacturers and Traders Trust Company and Purchaser.

            "Taxes": As defined in Section 8.3 hereof.

            "Term": As defined in Section 9.2 hereof.

            "Tranche": The Eligible Assets specified on any particular Purchase Request; provided, however, that any Eligible Assets which are sold or deemed sold by Purchaser pursuant to the provisions hereof shall no longer be regarded as part of a Tranche hereunder. For purposes of the foregoing, if Seller elects to replace one or more non-conforming Eligible Assets with one or more conforming Eligible Assets as provided in Section 7.1(h) hereof, then upon such replacement, (i) the non-conforming Eligible Assets shall be treated as if they had been sold by Purchaser to Seller on the replacement date at a price equal to the related Adjusted Tranche Amount plus the related Adjusted Net Securities Amount and shall no longer be regarded as included in any Tranche, and (ii) the conforming Eligible Assets shall be treated as if they had been purchased by Purchaser from Seller on the replacement date at a price equal to the Adjusted Tranche Amount plus the Adjusted Net Securities Amount of the non-conforming Eligible Assets and shall thereafter be regarded as included in the same Tranche in which the non-conforming Eligible Assets had formerly been included.

            "Tranche Period": With respect to any Tranche or portion thereof (as applicable), the period commencing on the day Purchaser receives a payment of principal or interest with respect to the related Eligible Assets and ending on (and including) the day preceding the earliest of the following: (i) the day on which the next such payment is received; (ii) the day upon which Purchaser sells or is deemed to have sold one or more of the Eligible Assets included in the Tranche or portion thereof (as applicable) pursuant to the provisions hereof, including any sale to Seller as provided herein; and (iii) the end of the related Tranche Term. For purposes of the initial Tranche Period, Purchaser shall be deemed to have received such a payment with respect to the Eligible Assets in the related Tranche on the related Purchase Date.

            "Tranche Rate": With respect to any Tranche, LIBOR plus 1.37% per annum. The Tranche Rate shall reset at the beginning of each Tranche Period based on LIBOR determined as of two Business Days prior to the beginning of such Tranche Period.

            "Tranche Selection Notice": As defined in Section 2.05 hereof.

            "Tranche Term": With respect to a Tranche or portion thereof (as applicable), a period of one, two or three months, or such other period as may be mutually agreeable to the parties hereto, commencing on a Business Day selected by Seller and Purchaser pursuant to this Agreement. If the parties cannot agree, the Tranche Term shall be one month.

            "Wet Funded Eligible Asset": As defined in Section 2.4 hereof.

            "Wet Funded Purchase": As defined in Section 2.4 hereof.

            Section 1.2. Usage of Terms. With respect to all terms used in this
Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) words importing any gender include the other gender; (iii) the words "and" and "or" are used in the conjunctive or disjunctive as the sense and circumstances may require; (iv) references to "writing" include printing, typing, lithography and other means of reproducing words in a visible form; (v) references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; (vi) references to any person shall include its permitted successors and assigns; (vii) any form of the word "include" shall be deemed to be followed by the words "without limitation"; (viii) the phrase "in and to" shall be deemed to include "under" and "with respect to" whenever appropriate; (ix) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement; and (x) Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                                   ARTICLE II

                  PROCEDURES FOR PURCHASES OF ELIGIBLE ASSETS

            Section 2.1. Obligation to Purchase. Subject to Sections 2.2 and 2.3 hereof and the other terms and conditions of this Agreement, at the request of Seller from time to time during the Term, Purchaser shall purchase Eligible Assets from Seller at the related Initial Tranche Amount for any such Eligible Assets; provided, however, that each Initial Tranche Amount shall be at least $5,000,000; and provided further, however, that no purchase of Eligible Assets shall be requested by Seller if, immediately following such purchase, the Available Amount would be less than zero.

            Section 2.2. Delivery of Documents; Initial Purchase of Assets. Prior to the initial Purchase of Eligible Assets:

            (a) Purchaser shall have received a certificate of the Secretary of Seller certifying (i) a copy of Seller's articles of incorporation; (ii) a copy of Seller's bylaws; (iii) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder (on which Purchaser may conclusively rely until such time as Purchaser shall receive from Seller a revised certificate); and (iv) a copy of the resolutions of Seller's Board of Directors approving this Agreement.

            (b) Purchaser shall have received a certificate of the Assistant Secretary of Guarantor certifying (i) a copy of Guarantor's articles of incorporation; (ii) a copy of Guarantor's bylaws; (iii) the names and signatures of the officers authorized on its behalf to execute the Guarantee, and any other documents to be delivered by it thereunder (on which Purchaser may conclusively rely until such time as Purchaser shall receive from Guarantor a revised certificate); and (iv) a copy of the resolutions of the Board of Directors of Guarantor approving the Guarantee.

            (c) There shall be in full force and effect from Guarantor a duly executed Guarantee.

            (d) Purchaser shall have received an opinion of the Counsel to Seller in substantially the form of Exhibit D hereto.

            (e) Purchaser shall have received an opinion of the Chief Counsel to Guarantor in substantially the form of Exhibit E hereto.

            (f) Seller shall have (i) delivered to Purchaser or its designee evidence, satisfactory to Purchaser, of the transfer of the ownership of the related Eligible Assets from Seller to Purchaser, (ii) delivered to Purchaser or its designee the related Asset Files and (iii) filed with the Secretary of the State of New York and the City Register of New York County UCC-l financing statements, in each case naming Seller as "debtor" and Purchaser as "secured party" and describing the Collateral.

            (g) Seller shall have instructed the applicable debtor, trustee, paying agent, authenticating agent, transfer agent, registrar, predecessor in interest, owner (if the Eligible Assets are in the form of a security agreement), or servicer, if any, in respect of the related Eligible Assets to reflect on their books and records the transfer of such Eligible Assets to Purchaser, as owner or secured party (if the Eligible Assets are in the form of a security agreement).

            (h) Purchaser shall have received the most recent available servicing or like reports, if any, with respect to the Eligible Assets.

            (i) Purchaser and/or any independent contractor appointed by Purchaser shall have completed such investigation as Purchaser may reasonably require with respect to each Eligible Asset which is the subject of such Purchase and the results of such investigation (and all other legal and documentary matters with respect to such Eligible Asset) shall be satisfactory to Purchaser.

            (j) The bond power or transfer instrument for the related Eligible Asset shall be executed by appropriate officers of Seller.

            (k) Seller shall have obtained (i) all necessary approvals, consents or authorizations, if any, pursuant to any agreements, indentures, loan or credit agreements or other instruments to which Seller is a party or by which its assets are bound, and (ii) all necessary approvals, consents or authorizations, if any, from any federal, state or local regulatory authority having jurisdiction over Seller or its assets.

            Section 2.3. Delivery of Documents; Subsequent Purchases of Eligible Assets. Prior to any Purchase of Eligible Assets after the initial Purchase of Eligible Assets, the actions, conditions and deliveries specified in subsections
(c), (f), (g), (h), (i), (j) and (k) of Section 2.2 hereof shall have been taken, satisfied or made, as the case may be on or before the related Purchase Date.

            Section 2.4. Wet Funded Purchases. Notwithstanding Sections 2.2 and
2.3 hereof (but subject to the other provisions hereof), Purchaser hereby agrees to purchase Eligible Assets from Seller without the actions, conditions and deliveries specified in subsections (f), (g), (h), (i) and (j) of Section 2.2 hereof being taken, satisfied or made on (as the case may be) or before the related Purchase Date; provided, however, that (i) Seller shall have delivered to Purchaser and the Custodian at least one Business Day prior to the related Purchase Date an Eligible Asset Schedule with respect to the Eligible Assets being sold to Purchaser in connection with the Purchase being entered into on such Purchase Date (each such Purchase, a "Wet Funded Purchase"), and (ii) Seller shall have delivered to Purchaser an officer's certificate certifying that, with respect to each such Eligible Asset purchased pursuant to a Wet Funded Purchase (each such Eligible Asset, a "Wet Funded Eligible Asset"), (x) such Wet Funded Eligible Asset is a closed loan and (y) Seller or its authorized agent is in possession of the original executed promissory note that evidences the indebtedness of the related Borrower with respect to such Wet Funded Eligible Asset. In connection with any Wet Funded Purchase, Seller agrees to deliver or cause to be delivered to the Custodian, within three Business Days after the related Purchase Date, the Asset Files with respect to all of the Wet Funded Eligible Assets purchased on such Purchase Date. Seller further agrees to take, satisfy or make (as applicable) the actions, conditions and deliveries specified in subsections (f), (g), (h), (i) and (j) of Section 2.2 hereof (collectively, the "Subsequent Conditions") with respect to such Wet Funded Eligible Assets within five Business Days after the related Purchase Date. In the event that Seller fails to deliver the Asset File relating to any Wet Funded Eligible Asset or to satisfy the Subsequent Conditions with respect to such Wet Funded Eligible Asset (in each case within the three-Business Day period described above), then at Purchaser's election, such Wet Funded Eligible Asset shall be treated as a non-conforming Eligible Asset within the meaning of
Section 7.1(h) hereof.

            Section 2.5. Purchase Requests. Seller shall deliver to Purchaser a Purchase Request at least five Business Days prior to the proposed Purchase Date for any Purchase (unless otherwise agreed by the parties). Purchaser shall indicate its acceptance or declination of each Purchase Request by completing the appropriate section of the Purchase Request and returning the copy thereof to Seller; provided, however, that Purchaser hereby agrees to accept such Purchase Request if the Initial Tranche Amount relating to such Purchase Request (together with the aggregate Initial Tranche Amount relating to any Purchase Requests then outstanding) would not exceed the Available Amount and if all of the conditions to such Purchase provided for in this Agreement (including, without limitation, Section 2.2 hereof) have been satisfied.

            Each Purchase Request accepted by Purchaser shall be irrevocable and binding on Purchaser and Seller. Seller shall indemnify Purchaser and hold it harmless against any Losses incurred by Purchaser as a result of any failure by Seller to timely deliver the Eligible Assets subject to such Purchase, which losses shall be limited to costs incurred by Purchaser by reason of the liquidation or reemployment of funds acquired by Purchaser to fund such Purchase. In addition, Purchaser shall undertake to take all commercially reasonable steps to mitigate Seller's indemnity hereunder. Purchaser shall indemnify Seller and hold it harmless against any Losses incurred by Seller as a result of any failure by Purchaser to purchase (to the extent that Purchaser is obligated to do so) the Eligible Assets subject to any Purchase Request accepted by Purchaser, which losses shall be limited to excess interest costs or net repurchase obligations incurred by Seller in making alternative arrangements for disposition or financing of the Eligible Assets for up to 90 days ("Alternative Financing") which shall be calculated as the sum of (A) the difference between (i) the total interest cost or the repurchase price of such Eligible Assets (net of the purchase price received by Seller related thereto), in each case paid by Seller in connection with the Alternative Financing at the end of the relevant Tranche Period for the related Eligible Assets, and (ii) the Net Securities Amount which would have been received by Purchaser if Purchaser held the Eligible Assets for the balance of the then existing Tranche Period for such Eligible Assets and such Eligible Assets had amortized in accordance with their terms; and (B) reasonable transaction costs, if any, incurred by Seller in connection with the Alternative Financing. In any event, Seller shall undertake to take all commercially reasonable steps to mitigate Purchaser's indemnity hereunder. Each Purchase shall cover the Eligible Assets identified in a schedule (the "Eligible Asset Schedule") attached to the related Purchase Request. Each Purchase Request shall specify the type of Eligible Asset, the Purchase Price Percentage and date of such requested Purchase, the Initial Tranche Amount together with the Tranche Term and Tranche Rate requested by Seller with respect thereto in accordance with Section 2.6 hereof, the Market Movement Allowance, Recourse Amount, Gain Amount and such other matters as may be specified on the form of the Purchase Request attached hereto as Exhibit C. On the applicable Purchase Date, Purchaser shall pay to Seller the Initial Tranche Amount for the related Eligible Assets against receipt of the documents required to be delivered by Seller pursuant to
Section 2.2, 2.3 or 2.4 hereof, as the case may be.

            Section 2.6. Tranche Term Selection. Seller shall, at least three Business Days prior to the expiration of any Tranche Term, provide Purchaser with a notice requesting a new Tranche Term for application to the related Tranche (a "Tranche Selection Notice"). The Tranche Selection Notice may be oral, promptly confirmed by Seller in writing, and shall be deemed to be an irrevocable offer by Seller to Purchaser to apply the requested Tranche Term to the related Tranche. Failure to provide written confirmation of an oral Tranche Selection Notice shall not affect the irrevocability of any such Notice. Notwithstanding the foregoing provisions of this Section, Purchaser, in its reasonable discretion, may select a new Tranche Term if (i) Seller fails to provide a Tranche Selection Notice on a timely basis or (ii) Purchaser determines, in its reasonable discretion, that any Tranche Term requested by Seller is unavailable.

            Section 2.7. Survival of Representations. The terms and conditions of the purchase of each Eligible Asset shall be as set forth in this Agreement. Seller will be deemed on each Purchase Date to have made to Purchaser the representations and warranties set forth in Section 6.1 hereof in respect of the Eligible Assets comprising the related Purchase and such representations and warranties of Seller shall be true and correct on and as of such Purchase Date and throughout the Term for as long as such Eligible Assets are held by Purchaser.

            Section 2.8. Proceeds of Eligible Assets. The transfer and sale hereby of all of Seller's right, title and interest in and to each Eligible Asset shall include all proceeds, products and profits derived therefrom, including, without limitation, all scheduled payments of principal of and interest on such Eligible Assets and other amounts due or payable or to become due or payable in respect thereof and proceeds thereof including, without limitation, all moneys, goods and other tangible or intangible property received upon the liquidation or sale thereof.

                                  ARTICLE III

                                 DISTRIBUTIONS

            Section 3.1. Distributions on Eligible Assets.

            (a) Seller shall instruct the applicable paying agent, servicer or other appropriate party with respect to each Eligible Asset subject to a Purchase hereunder, to remit to Purchaser, at the times required by the terms of such Eligible Asset, by wire transfer in immediately available funds (to the extent that Seller may require the same under the terms of the related Eligible Assets), all distributions thereon or with respect thereto in accordance with Purchaser's payment instructions.

            (b) Upon receipt of any payment of principal with respect to any Eligible Asset, Purchaser shall apply such principal payment so received to reduce the Adjusted Tranche Amount of the applicable Tranche.

            (c) Upon receipt of any payment of principal or interest with respect to any Eligible Assets subject to a Purchase hereunder, the prior Tranche Period of the related Tranche shall terminate and a new Tranche Period shall begin, and Purchaser shall compute and either remit to Seller or, at Seller's option, deposit in an account maintained by Purchaser on behalf of Seller, the amount (if any) by which the aggregate amount of any interest payments received by Purchaser in respect of such Tranche (less, in the case of the first interest payment received by Purchaser, the amount, if any, of the Purchased Accrued Interest paid by Purchaser with respect to the related Tranche) exceeds the related Net Securities Amount with respect to the Tranche Period then ending. For the avoidance of doubt, that portion of the interest payments received by Purchaser (exclusive of the amount of any Purchased Accrued Interest) in respect of any Tranche and not remitted to Seller (or deposited in an account maintained by Purchaser on Seller's behalf) may be retained by Purchaser.

                                  ARTICLE IV

                  TRANSFERS OF ELIGIBLE ASSETS BY PURCHASER

            Section 4.1. Purchaser Sale. Subject to the provisions of Section
10.12 hereof, Purchaser may, at its election, and without the consent of Seller, at any time during this Agreement sell, transfer, convey, pledge or assign any or all of its right, title and interest in, to or under, or grant a security interest in, any Eligible Assets purchased by Purchaser hereunder, including the servicing fees and rights relating to such Eligible Assets. Prior to effecting any sale or other disposition of its right, title and interest in any Eligible Asset, Purchaser shall offer to Seller between the hours of 8:00 a.m. and 6:00 p.m. on any Business Day (by oral notice to such effect, promptly confirmed in writing) the right to purchase the offered Eligible Assets in whole from it. Within the time periods specified below, Seller shall notify Purchaser of its intent to so purchase the offered Eligible Assets:

         If Purchaser makes                          Seller shall notify
       offer to sell to Seller                  Purchaser of intent to purchase
       -----------------------                  -------------------------------
    Between 8:00 a.m. and 10:00 a.m. on any     Before noon on the next
    Business Day                                succeeding Business Day
    Between 10:00 a.m. and 6:00 p.m. on any     Before noon on the second
    Business Day                                succeeding Business Day

If Seller fails to notify Purchaser of its intention to purchase the related Eligible Assets within the time periods set forth above, then Seller shall be deemed to have declined Purchaser's offer to purchase the related Eligible Assets. If Seller determines to effect such a purchase, Seller shall, on the fifth Business Day next succeeding the Business Day on which Seller accepted the offer to purchase the related Eligible Assets from Purchaser pursuant to this Section, pay to Purchaser the related Adjusted Tranche Amount and the related Adjusted Net Securities Amount (in each case computed as of such fifth Business
Day). In connection with any such sale of Eligible Assets to Seller, Purchaser shall comply with the provisions of Section 4.6(c) hereof (with all of the Eligible Assets then being sold to Seller being deemed Repurchase Assets for this purpose). For purposes of this Section 4.1, a "sale or other disposition" of Eligible Assets shall be deemed not to include a grant of a lien upon or security interest in, or a sale or assignment pursuant to a master repurchase or similar agreement of, any of Purchaser's right, title or interest in or to such Eligible Assets so long as the terms of the agreement or other instrument effecting any such grant, sale or assignment permit Purchaser to reacquire the property subject to the grant, sale or assignment free and clear of any liens, claims or encumbrances and do not otherwise prevent or hinder Purchaser from performing its obligations hereunder (including its obligations under Section
4.6 hereof).

            Section 4.2. Required Sale Events. For purposes of this Agreement, a "Required Sale Event" shall be deemed to have occurred under any of the following circumstances:

            (a) On a weekly basis, Seller, in respect of each Purchase, shall determine the Market Value of each Eligible Asset which has been purchased by Purchaser and not disposed of, and shall notify Purchaser thereof. If Purchaser shall in good faith disagree with the Market Value of any such Eligible Asset as so determined by Seller, Purchaser shall notify Seller and Purchaser and Seller shall endeavor in good faith to reach an agreement on the Market Value of such Eligible Assets. If Purchaser and Seller cannot agree on the Market Value, a "Required Sale Event" will be deemed to have occurred.

            (b) If, in respect of any Purchase, the Market Value of the Eligible Assets at any time has declined from the Market Value of the Eligible Assets as of the relevant Purchase Date by an amount exceeding the applicable Market Movement Allowance, a "Required Sale Event" shall be deemed to have occurred.

            (c) A "Required Sale Event" shall also be deemed to have occurred on any day if the sum of (x) the Aggregate Adjusted Tranche Amount with respect to all Eligible Assets then subject to a Purchase hereunder and (y) the amount of Subservicer Advances outstanding on such day exceeds $85,000,000. In such event, a Required Sale Event shall be deemed to have occurred only with respect to that portion of such Eligible Assets necessary to reduce the sum described above to $85,000,000 or less.

            Section 4.3. Effect of Required Sale Event. Upon the occurrence of a Required Sale Event, Purchaser shall in a commercially reasonable manner sell the affected Eligible Assets, subject to Seller's obligation to indemnify Purchaser against any resulting Losses from such sale up to the applicable Recourse Amount for such Eligible Assets. Prior to effecting any such sale, Purchaser shall offer to Seller the right to purchase such Eligible Assets from it at a price equal to the related Adjusted Tranche Amount, plus the related Adjusted Net Securities Amount. If Seller fails to exercise its right of purchase within the time set forth in Section 4.1 and Purchaser sells the Eligible Assets (through private or public sale) to a third party, Purchaser shall promptly provide a notification to Seller of such event, setting forth the net sales proceeds inclusive of accrued interest received (after giving effect to all selling and related expenses, including the fees and expenses of any consultants, brokers or attorneys) and shall notify Seller of all Losses incurred and invoice Seller (with supporting detail) for the amount due to Purchaser, up to the amount of the Recourse Amount. Upon receipt of such invoice, Seller shall pay to Purchaser the Recourse Amount to the extent necessary to indemnify Purchaser against the Losses sustained. If, as a result of the sale of the Eligible Assets, the realized net sales proceeds (inclusive of accrued interest, if any) on the related Eligible Assets exceed the related Adjusted Tranche Amount plus the related Adjusted Net Securities Amount, then Purchaser shall pay any such excess up to the Gain Amount to Seller and retain the balance of such proceeds.

            Notwithstanding the foregoing, Purchaser shall be entitled, at its option, upon the occurrence of a Required Sale Event, to retain any such Eligible Assets; provided, however, that Purchaser shall have obtained bona fide bids to purchase such Eligible Assets from at least two independent third parties and Purchaser matches the higher bid for such Eligible Assets; and provided further, however, that in the event Purchaser is unable reasonably to obtain at least two bids to purchase such Eligible Assets as described in the preceding sentence, Purchaser may nevertheless retain such Eligible Assets at such price as reasonably determined by Purchaser in a commercially reasonable manner. In the event Purchaser opts to match such bid or retain such Eligible Assets at a commercially reasonable price, then such retention by Purchaser shall be treated in all respects as a sale by Purchaser to a third party pursuant to this Section 4.3 (with the realized net sales proceeds being deemed to be equal to the amount of the bid being matched or the commercially reasonable price, as applicable), and Purchaser shall fulfill all of its obligations to Seller as provided for in this Section 4.3 in the same manner as if such Eligible Assets were sold to a third party hereunder.

            Section 4.4. Bankruptcy Event. With respect to Seller's right of purchase set forth in Section 4.1, Section 4.3 and Section 4.6, if, a bankruptcy event occurs, as described in Section 9.1(d) below, involving either Seller or Guarantor, during the period after which Seller has notified Purchaser of its intention to purchase the offered Eligible Assets but before the expiration of the five Business Day period in which Seller has to effect such purchase, Purchaser shall be released from its obligation to sell such Eligible Assets to Seller and may sell such Eligible Assets (through private or public sale) to any third party.

            Section 4.5. Mandatory Repurchase. On the date which is two Business Days prior to any funding date under the Subservicing Agreement, Seller shall purchase from Purchaser, and Purchaser shall sell to Seller, Eligible Assets to the extent necessary so that the Aggregate Adjusted Tranche Amount does not exceed $0. Seller shall effect such mandatory repurchase of Eligible Assets by delivering a Repurchase Notification covering such Eligible Assets in accordance with Section 4.6 hereof.

            Section 4.6. Seller's Right of Repurchase.

            (a) At the request of Seller pursuant to a Repurchase Notification in the form attached hereto as Exhibit F, Seller shall have the right to purchase, and Purchaser shall be obligated to sell, Repurchase Assets from Purchaser at a price equal to the sum of the Adjusted Tranche Amount of the Repurchase Assets plus the Adjusted Net Securities Amount of the Repurchase Assets.

            Seller shall deliver a Repurchase Notification by 10:00 a.m., New York time, on the second Business Day prior to the proposed repurchase date (unless otherwise agreed by the parties).

            (b) Upon receipt of the payment referred to in Section 4.6(a) hereof, Purchaser shall sell, assign, transfer and otherwise convey to Seller all of Purchaser's right, title and interest in and to the Repurchase Assets, shall release any lien it may have on the Repurchase Assets (including any lien granted pursuant to Section 5.1 hereof), shall return any related trust receipt or participation certificate and shall reduce both the related Adjusted Tranche Amount and the Aggregate Adjusted Tranche Amount accordingly.

            (c) In connection with any sale pursuant to a Repurchase Notification (including a Repurchase Notification delivered pursuant to Section
4.5 hereof), Purchaser hereby agrees and covenants as follows:

                  (i) To deliver to Seller or its designee evidence, reasonably satisfactory to Seller, of the transfer of the ownership of, and the release of any lien on, the related Repurchase Assets from Purchaser to Seller (it being understood and agreed that Purchaser's transfer of ownership shall be without any representation or warranty except that the Repurchase Assets are not subject to any liens, claims or encumbrances created by Purchaser or any third party deriving rights from Purchaser);

                  (ii) To instruct the applicable debtor, trustee, paying agent, authenticating agent, transfer agent, registrar, predecessor in interest, owner (if the Repurchase Assets are in the form of a security agreement), or servicer, if any, in respect of the related Repurchase Assets to reflect on their books and records the transfer of such Repurchase Assets to Seller, as owner or secured party (if the Repurchase Assets are in the form of a security agreement);

                  (iii) If requested by Seller, to deliver the most recent servicing or like reports received by Purchaser, if any, with respect to the Repurchase Assets; and

                  (iv) To promptly turn over to Seller any principal, interest or other payments in respect of the Repurchase Assets that Purchaser may thereafter receive (whether due to the "record date" provisions relating to the Repurchase Assets or otherwise).

                                    ARTICLE V

                                INTENT OF PARTIES

            Section 5.1. Intent of Parties; Protective Security Interest. Purchaser and Seller confirm that the transactions contemplated herein are intended as purchases and sales rather than as loan transactions. In the event, for any reason, and solely in such event, that any transaction hereunder is construed by any court or regulatory authority as a loan or other than a purchase and sale of all Eligible Assets, Seller shall be deemed to have hereby pledged to Purchaser as security for the performance by Seller of all of its obligations from time to time arising hereunder and under any and all Purchases effected pursuant hereto, and shall be deemed to have granted to Purchaser a perfected security interest in, all of Seller's right, title and interest in and to all of the Eligible Assets sold to Purchaser hereunder and all distributions in respect thereof, and the proceeds of any and all of the foregoing, and the servicing fees and rights in the foregoing (including the right to contract for servicing) (collectively, whether now existing or hereafter acquired, the "Collateral"). Seller represents that, with respect to all Eligible Assets in the form of a participation certificate or other instrument evidencing ownership of an underlying pool of assets, there is and will continuously be an effective UCC filing evidencing the security interest of the issuer or indenture trustee (as the case may be), for the benefit of the holders of such certificate or instrument, in such pool of assets, including any chattel paper related to such assets. Seller also represents that, with respect to all Collateralized Notes, there is and will continuously be an effective UCC filing naming Seller the secured party (or an assignee thereof) with respect to the Eligible Assets, including any related chattel paper, underlying such Notes. Seller shall, with respect to each Purchase, execute a Receipt and Assignment substantially in the form of Exhibit B hereto, as applicable, pursuant to which Seller shall reconfirm its grant to Purchaser of a first priority security interest in, and lien upon, the Collateral. In furtherance of the foregoing, (i) this Agreement shall constitute a security agreement, (ii) Purchaser shall have all of the rights of a secured party with respect to the Collateral pursuant to applicable law and (iii) Seller shall execute all documents, including but not limited to financing statements under the Uniform Commercial Code as in effect in any applicable jurisdictions, as Purchaser may reasonably require to effectively perfect and evidence Purchaser's first priority security interest in the Collateral. Seller also covenants not to pledge, assign or grant any security interest to any other party in any Eligible Asset subject to a Purchase hereunder.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

            Section 6.1. Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser, as of the date hereof and as of each Purchase Date, as follows:

            (a) All Documents True and Correct. All representations and warranties made and all information and documents or copies of documents furnished to Purchaser pursuant to or in connection with this Agreement are and will be true and correct at the time when made and at all times thereafter under this Agreement or, if limited to a specific date, as of the date to which they refer.

            (b) Due Organization. Seller is duly organized and validly existing under the laws of the state of Delaware, and is qualified to do business in each jurisdiction in which the failure to so qualify would have a material adverse effect upon its business; has the authority under its charter and bylaws and applicable law to enter into this Agreement and to perform all acts contemplated hereby or in connection herewith; and has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its terms.

            (c) Binding Obligations. This Agreement and every other document to be executed by Seller pursuant to this Agreement is and will be a legal, valid, binding and subsisting obligation of Seller, enforceable in accordance with its respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, whether a proceeding at law or in equity.

            (d) No Violation. The consummation of the transactions contemplated by this Agreement do not and will not result in the breach of any provision of the charter or bylaws of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Eligible Assets or any of Seller's property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Eligible Assets or Seller's property is subject.

            (e) No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before, or by any court, public board or body pending or, in each case, as to which Seller has received service of process, or, to Seller's knowledge, threatened against or affecting Seller, which will adversely affect the validity or enforceability of this Agreement or Seller's ability to carry out its obligations hereunder.

            (f) Financial Statements. The audited financial statements of Guarantor and its consolidated subsidiaries as of March 31, 1998 and the unaudited financial statements of Guarantor and its consolidated subsidiaries as of December 31, 1998, heretofore furnished to Purchaser, fairly present the financial position of Guarantor and its consolidated subsidiaries on a consolidated basis as of such date and the period then ended, and subsequent to the date of said financial statements there has been no material adverse change in the financial condition of Guarantor and its consolidated subsidiaries on a consolidated basis.

            (g) No Consent. No consent, approval, authorization or order of any court or governmental agency or body is required for the sale of any Eligible Assets hereunder or the execution, delivery and performance by Seller of or compliance by Seller with this Agreement or the consummation of the transactions contemplated hereby or thereby.

            (h) Truth of Schedules. The information pertaining to the Eligible Assets set forth in the relevant schedules and reports furnished to Purchaser by Seller in respect of the Eligible Assets is true and correct in all material respects.

            (i) Transfer of Eligible Assets. All actions necessary to transfer to Purchaser the interests in the Eligible Assets subject to Purchase hereunder have been or are currently being taken and Seller has not offered or sold, and will not offer or sell, any Eligible Assets in any manner that would render the issuance and sale of the Eligible

Assets a violation of Section 5 of the Securities Act of 1933, as amended, or any state securities or "Blue Sky" laws or require registration pursuant thereto, nor has it authorized, nor will it authorize, any person to act in such manner.

            (j) Representations with Respect to Eligible Assets. With respect to the Eligible Assets subject to any Purchase Request, Seller represents and warrants to Purchaser with respect to each such Eligible Asset as follows:

                  (i) such Eligible Asset is owned by Seller free from all liens and encumbrances and will be transferred to Purchaser free from all liens and encumbrances;

                  (ii) the documentation evidencing such Eligible Asset, including any leases, notes, guarantees, mortgages, security agreements, waivers and/or other instruments are true, valid and genuine and represent existing valid and enforceable obligations in accordance with their terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Eligible Asset had full legal capacity to execute all documents relating to such Eligible Asset and convey the estate therein purported to be conveyed;

                  (iii) all signatures, names, addresses, amounts and other statements entered in the documentation referred to in clause (ii) are, to the best knowledge of Seller, true and correct;

                  (iv) the transaction yielding or underlying such Eligible Asset conforms to all applicable laws, rules, regulations, ordinances and orders;

                  (v) the obligations of the obligor under any Eligible Asset is not subject to any defense, claim, counterclaim or set off of which Seller has knowledge;

                  (vi) all mortgages, security interests and other liens in favor of Seller in any collateral underlying such Eligible Asset are valid, perfected and enforceable and (except as specifically identified by Seller) rank prior to all other mortgages, liens and security interests; and

                  (vii) any Eligible Asset consisting of a participation certificate or other ownership instrument evidencing an interest in an underlying pool of assets represents 100% of the senior interest in such pool.

            (k) Residential Mortgage Products. Seller represents and warrants to Purchaser with respect to each Mortgage Product consisting of an interest in a residential property in a pool of Eligible Assets that each such Mortgage Product (i) shall be an "`A' Risk Mortgage Product" as determined in accordance with customary standards for the mortgage lending industry, (ii) shall be a "`B' Risk Mortgage Product" as determined in accordance with customary standards or the mortgage lending industry, or (iii) shall be a "`C' Risk Mortgage Product" which shall have been originated in conformity with and shall meet, as of the Date of Purchase, underwriting guidelines no less stringent than those specified in Schedule I attached hereto.

            (1) Multi-Family Mortgage Products. Seller represents and warrants to Purchaser with respect to each Mortgage Product consisting of an interest in a multi-family property that such Mortgage Product shall be of a type and quality eligible for inclusion in a securitized pool which would be expected to issue a security which would be rated in one of the investment grade generic rating categories by any nationally recognized statistical rating agency; provided, that either (i) the aggregate principal balance of such pool exceeded $70,000,000 and, in order to be eligible for such rating, the structure of such pool would not require more than 10% of the securities issued by such pool to be subordinated to the class of securities eligible for such rating, or (ii) such pool would be eligible for credit enhancement by a Monoline Insurance Company.

            (m) Other Mortgage Products. Seller represents and warrants to Purchaser with respect to each Mortgage Product, excepting residential mortgage products which are addressed in subsection (k) or (1) above, that such Mortgage Product shall be of a type and quality eligible for inclusion in a securitized pool which would be expected to issue a security which would be rated in one of the investment grade generic rating categories by any nationally recognized statistical rating agency; provided, that either (i) the aggregate principal balance of such pool exceeded $25,000,000 and, in order to be eligible for such rating, the structure of such pool would not require more than 25% of the securities issued by such pool to be subordinated to the class of securities eligible for such rating, or (ii) such pool would be eligible for credit enhancement by a Monoline Insurance Company.

            (n) Motor Vehicle Loans. Seller represents and warrants to Purchaser with respect to each motor vehicle loan constituting an Eligible Asset hereunder that such motor vehicle loan shall be of a type and quality usually eligible for inclusion in a securitized pool which would be expected to issue a security which would be rated in one of the investment grade generic rating categories by any nationally recognized statistical rating agency; provided, that either (i) the aggregate principal balance of such pool exceeded $40,000,000 and, in order to be eligible for such rating, the structure of such pool would not require more than 10% of the securities issued by such pool to be subordinated to the class of securities eligible for such rating, or (ii) such pool would be eligible for credit enhancement by a Monoline Insurance Company.

            (o) Franchise Loans. Seller represents and warrants to Purchaser with respect to each Franchise Loan constituting an Eligible Asset hereunder that such Franchise Loan shall be of a type and quality eligible for inclusion in a securitized pool which would be expected to issue a security which would be rated in one of the investment grade generic rating categories by any nationally recognized statistical rating agency; provided, that either (i) the aggregate principal balance of such pool exceeded $25,000,000 and, in order to be eligible for such rating, the structure of such pool would not require more than 25% of the securities issued by such pool to be subordinated to the class of securities eligible for such rating, or (ii) such pool would be eligible for credit enhancement by a Monoline Insurance Company.

            (p) Collateralized Notes. Seller represents and warrants to Purchaser with respect to each Collateralized Note purchased hereunder that such Collateralized Note is secured by Eligible Assets which conform to the appropriate representations and warranties set forth in subsections (j) through
(o) above.

                                  ARTICLE VII

                              COVENANTS OF SELLER

            Section 7.1. Seller's Covenants. So long as the Agreement remains in effect or Seller shall have any obligations hereunder, Seller hereby covenants and agrees with Purchaser as follows:

            (a) Financial Statements. Promptly upon preparation, but in no event later than 90 days following the end of each fiscal quarter, Seller shall deliver to Purchaser the Financial Statements of Guarantor and its consolidated subsidiaries as of the end of each fiscal quarter. In the event the parties hereto agree to extend the term of this Agreement, promptly upon preparation, Seller shall deliver to Purchaser financial statements of Guarantor, and its consolidated subsidiaries as of the end of each fiscal year, as described in
Section 6.1(f) hereof.

            (b) Reports. Seller shall with respect to any Eligible Assets serviced by Seller or any of its affiliates or otherwise use its best efforts to cause to be delivered to Purchaser periodically the report, if any, prepared by the relevant trustee or servicer setting forth payment activity, defaults and delinquencies with respect to the underlying loans or receivables in respect of each Eligible Asset acquired by Purchaser and shall prepare and deliver reports each month, detailing, with respect to all Purchases, all of the information necessary for Purchaser to determine the Market Value of such Eligible Assets, including such information as Purchaser may from time to time reasonably request including, but not limited to, purchase activity and valuation of Eligible Assets, which reports shall be rendered within 15 days of the information as to which they pertain becoming available.

            (c) Compliance with Laws. Seller will comply in all material respects with all laws, rules and regulations to which it is or may become subject.

            (d) Conduct of Business. Seller will, and will cause each of its subsidiaries to do all things necessary to remain duly organized or incorporated, validly existing and in good standing as a domestic corporation or limited liability company, as the case may be, in its jurisdiction of organization or incorporation, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted as presently conducted.

            (e) Parent. Guarantor shall, at all times, directly or indirectly, own at least 50% of the common stock of Seller, and no "Event of Default" as such term is defined in the Indenture dated as of August 15, 1996 between Guarantor and the Chase Manhattan Bank as Trustee (the "Indenture") with respect to the senior notes, due 2003, shall have occurred, nor an event which would constitute an "Event of Default" under the Indenture, has occurred during the term of this Agreement.

            (f) Maintenance of Capital. At all times during this Agreement, Seller shall possess sufficient net capital and liquid assets (or ability to access the same) to satisfy its obligations as they become due in the normal course of business.

            (g) Notifications. Seller will notify Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, any remedial steps being taken with respect thereto:

                  (i) The occurrence or likelihood of occurrence of an Event of Termination hereunder;

                  (ii) The institution of any litigation, arbitration proceeding or governmental proceeding which, in the opinion of counsel to Seller, could have a material adverse effect on Seller, any of its subsidiaries, the Eligible Assets or Guarantor;

                  (iii) The entry of any judgment or decree against Seller or any of its subsidiaries or Guarantor if the aggregate amount of all judgments and decrees then outstanding against Seller or any of its subsidiaries or Guarantor exceeds $10,000,000 after deducting (i) the amount with respect to which Seller or any of its subsidiaries or Guarantor is insured and with respect to which the insurer has assumed responsibility in writing, and (ii) the amount for which Seller or said subsidiary or Guarantor is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to Purchaser; or

                  (iv) The occurrence or likelihood of any event which would allow the obligee under any material loan agreement to which Seller or any of its subsidiaries or Guarantor is bound to declare an event of default or accelerate the obligations of Seller or any of its subsidiaries or Guarantor thereunder.

            (h) Replacement or Repurchase. Upon notice or discovery of an Eligible Asset not conforming in any material respect with the representations made in this Agreement, Seller shall immediately do one or the following: (i) replace the non-conforming Eligible Asset with one or more conforming Eligible Assets of substantially the same type and general risk profile as the non-conforming Eligible Asset (including, in the case of residential Mortgage Products, the same generic risk category) and of an aggregate fair market value at least equal to that of the non-conforming Eligible Asset; or (ii) repurchase such Eligible Asset at the related Adjusted Tranche Amount plus the related Adjusted Net Securities Amount. If Seller elects to replace a non-conforming Eligible Asset with one or more conforming Eligible Assets rather than to repurchase the non-conforming Eligible Asset as described above, Seller hereby agrees to satisfy the Subsequent Conditions (other than that described in Section 2.2(i) hereof) with respect to the conforming Eligible Assets and Purchaser hereby agrees to comply with the provisions of Section 4.6(c) hereof with respect to the non-conforming Eligible Asset (with the non-conforming Eligible Asset being treated as if it were a Repurchase Asset being sold to Seller for this purpose).

                                  ARTICLE VIII

                              FEES AND OTHER COSTS

            Section 8.1. Net Securities Amount. In connection with each Tranche hereunder, Seller agrees to pay to Purchaser during the Term, on the last day of any Tranche Term, the Net Securities Amount then owed to Purchaser (less the related Retained Securities Amount, if any), with respect to the applicable Tranche. In addition, in connection with each Tranche hereunder, if the interest received by Purchaser at the end of any Tranche Period is less than the Net Securities Amount (less the related Retained Securities Amount, if any) owed by Seller to Purchaser in respect of such Tranche Period, Seller shall immediately reimburse Purchaser for any such deficiency.

            Section 8.2. Hold Harmless. Seller hereby agrees to pay, and to indemnify, protect, save and hold harmless, on an After-Tax Basis, Purchaser from and against any and all Taxes (as defined in Section 8.3 hereof) other than
(i) income taxes of Purchaser, (ii) Taxes that result from the misconduct or negligence of Purchaser or from the failure of Purchaser to file tax returns or certificates of exemption from withholding or other reports, properly and on a timely basis or to claim a deduction or credit and (iii) Taxes that are based on or measured by fees or compensation received by Purchaser, which may at any time be imposed or asserted by reason of, in connection with or in respect of the Eligible Assets or any transactions contemplated hereby, whether imposed on Purchaser, Seller or the Eligible Assets or otherwise, and whether arising by reason of the acts to be performed by Seller hereunder or otherwise.

            Section 8.3. Definition of Taxes. For purposes of this Article VIII, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, withholding, excise, property, sale and franchise taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States, any state or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority.

            Section 8.4. After-Tax Calculation. For purposes of this Section 8, in determining the additional amount necessary so that any payment hereunder is paid on an After-Tax Basis, such calculation shall be based on Purchaser's effective tax rate in effect from time to time under applicable law.

            Section 8.5. Contest, Payment, Interest. In the event a taxing jurisdiction makes a claim with respect to any Tax for which Seller may be liable under this Article VIII, Purchaser shall promptly notify Seller thereof. If reasonably requested by Seller within 30 days of receipt of such notice, Seller shall, at its own expense, be entitled to contest the imposition of such Tax. All payments due pursuant to this Section 8 shall be paid no later than the later of (i) five (5) Business Days after the date of such demand or (ii) five (5) Business Days before the date the Tax to which such amount payable hereunder relates is due or is to be paid (ignoring extension of time) accompanied by a written statement (which written statement shall, at Seller's request, be verified by a nationally recognized independent accounting firm mutually acceptable to Seller and Purchaser, such verification to be at Seller's expense unless such accountants determine that the amount payable by Seller is less than ninety-five percent (95%) of the amount shown on such written statement) describing in reasonable detail the Tax and the computation of the amount payable; provided, however, that Seller shall not be entitled to any payment in respect of accountants' fees and expenses incurred in connection with the contest of a taxing authority assessment. Without in any way limiting Purchaser's remedies, any such amount not paid when due, shall bear interest at a rate equal to the Default Rate.

            Section 8.6. Definition of "After-Tax Basis"; Tax Savings. For purposes of this Article VIII, the term "After-Tax Basis" shall mean an amount which after deduction of the net increase in federal, state and foreign income taxes required to be paid by Purchaser in with respect to the receipt of such amount is equal to the payment required under the provision of this Article VIII which requires payment to be made on an After-Tax Basis. If Purchaser subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, Purchaser shall promptly pay to Seller an amount equal to the sum of
(i) the actual reduction in Taxes, if any, realized by Purchaser which is attributable to such deduction or credit and (ii) the actual reduction in Taxes realized by Purchaser as a result of any payment made by Purchaser pursuant to this sentence.

                                   ARTICLE IX

                                  TERMINATION

            Section 9.1. Events of Termination. Each of the following events shall constitute an "Event of Termination" hereunder (whatever the reason for such Event of Termination and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (a) Failure to Perform. Failure of Seller to deliver to Purchaser or its designee the relevant Eligible Assets on the relevant Purchase Date; or failure of Seller to pay when due any sums or amount equal to or greater than $20,000 payable hereunder or under any Purchase or to pay within one Business Day of the due date any sums or amount less than $20,000 payable hereunder or under any Purchase.

            (b) Failure of Representation or Warranty. Any of the representations and warranties (except for those set forth in subsections (j) through (p) of Section 6.1 hereof) made by Seller herein, or in any certificate or other document delivered pursuant to or in connection with this Agreement or any transaction contemplated hereby, or any of the representations and warranties made by Guarantor in the Guarantee, shall prove to be untrue in any material respect when made or deemed made.

            (c) Failure of Covenant. Failure of Seller to observe and perform any material covenant, condition or other agreement on its part to be observed or performed hereunder and such default shall continue unremedied for five Business Days, or failure of Guarantor to observe and perform any covenant, condition or agreement on its part to be observed or performed under the Guarantee.

            (d) Bankruptcy Event.

                  (i) Appointment of a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Seller or of Guarantor, or of any substantial part of its or their property, the ordering of the winding-up or liquidation of its or their affairs, or the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Seller or Guarantor in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect;

                  (ii) Commencement by Seller or Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Seller or Guarantor to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Seller or of Guarantor, or of any substantial part of its property, or the making by Seller or Guarantor of any general assignment for the benefit of creditors, or the failure of Seller or of Guarantor generally to pay its debts as such debts become due, or the taking of corporate action by Seller or Guarantor in furtherance of any of the foregoing.

            (e) Seller Default. Default by Seller or Guarantor, whether as principal, guarantor or surety, in the payment of any principal or interest on any indebtedness of Seller or Guarantor in the amount of $10,000,000 or more.

            (f) Material Adverse Change. A material adverse change in the financial condition of Seller or Guarantor shall have occurred which, in the reasonable opinion of Purchaser, will impair the ability of either to perform its obligations hereunder or under the Guarantee, as the case may be.

            (g) Cross-Default. The occurrence and continuance of an "event of default" or of an "event of termination" on the part of either Seller or Guarantor under any other agreement between either Seller or Guarantor, on the one hand, and Purchaser or any of its affiliates on the other hand, which has not been waived by Purchaser, or the occurrence and continuance of an "Event of Default" on the part of the Guarantor under the Indenture with respect to the senior notes, due 2003; or the occurrence of an event which would constitute an "Event of Default" under the Indenture during the term of this Agreement.

            Section 9.2. Term. This Agreement shall terminate upon the earlier to occur of an Event of Termination or the expiration of the Term. As used herein, the "Term" shall mean that period commencing on the date hereof and continuing until the earlier of (i) the date that the Subservicing Agreement shall terminate and (ii) the date that a Change of Control with respect to Seller or Guarantor shall occur. In the event this Agreement expires at the end of the Term and at that time there exists no Event of Termination, then immediately prior to the date of such expiration, as to all Eligible Assets then owned by Purchaser, a Required Sale Event shall be deemed to occur unless this Agreement is extended.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.1. Payment. Any payment due under this Agreement shall be made promptly and by wire transfer. Any late payments shall bear interest at a rate of "Prime" (as then set forth in The Wall Street Journal) plus 2% (the "Default Rate"), except that payments made one Business Day late shall bear interest at the then "federal funds" rate plus any customary margin.

            Section 10.2. Remedies. If an Event of Termination occurs and is continuing, Purchaser may, to the extent provided or permitted by applicable law and this Agreement, pursue any available legal remedy including the sale or other disposition of some or all of the Eligible Assets and related Collateral in accordance with the provisions of Section 4.1; provided, however, Purchaser shall not be obligated to offer the relevant Eligible Asset to Seller for purchase pursuant to the right of first refusal contained in Section 4.1 if any of the events described in subsections (d), (e), (f) and (g) of Section 9.1 hereof have occurred and are continuing. Following an Event of Termination, in addition to the rights granted to Purchaser pursuant to Section 4.4 hereof, no further Purchase hereunder shall occur, unless such Event of Termination shall have been waived by Purchaser.

            Section 10.3. Exceeding Available Amount. If Purchaser shall accept a Purchase Request and the Aggregate Adjusted Tranche Amount shall exceed the Available Amount, then such Purchase shall be governed in all respects by the terms of this Agreement. Purchaser shall have the option, but not the obligation, to accept any Purchase Request which causes the Aggregate Adjusted Tranche Amount to exceed the Available Amount.

            Section 10.4. Exclusive Benefit of Parties; Assignment. This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

            Section 10.5. Amendment; Waivers. This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure, or delay by a party in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by a party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of a party shall continue in full force and effect until specifically waived by it in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

            Section 10.6. Effect of Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

            Section 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules regarding conflict of laws.

            Section 10.8. Submission to Jurisdiction; Waiver of Trial by Jury. With respect to any claim arising out of this Agreement each party irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, City of New York, and each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Section 10.11 hereof. To the extent permitted by applicable law, Purchaser and Seller each irrevocably waive all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

            Section 10.9. Jurisdiction Not Exclusive. Nothing herein will be deemed to preclude either party hereto from bringing an action or proceeding in respect of this Agreement in any jurisdiction other than as set forth in Section
10.8 hereof.

            Section 10.10. Notices. Any notices, consents, directions, demands and other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when personally delivered at or telefaxed to the respective addresses or facsimile numbers, as the case may be, set forth on the signature page hereof for Seller and Purchaser, or to such other address or facsimile number as either party shall give notice to the other party pursuant to this Section. Notices, consents, etc. may be also effected by first class mail, postage prepaid sent to the foregoing addresses and will be effective upon receipt by the intended recipient.

            Section 10.11. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

            Section 10.12. Purchaser's Investment Representation. Each purchase of Eligible Assets hereunder shall constitute a representation by Purchaser to Seller that Purchaser understands, and that Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, its investment in the relevant Eligible Assets; that Purchaser has reviewed such materials and information with respect to the relevant Eligible Assets as it has deemed necessary and it has been afforded the opportunity to make inquiry of Seller; that Purchaser is acquiring the relevant Eligible Assets for the purpose of investment and not with a view to the resale or distribution thereof; and that it has no present intention of selling, negotiating, or otherwise disposing of the relevant Eligible Assets; provided, however, that the disposition of Purchaser's property shall at all times be and remain within Purchaser's control.

            Section 10.13. Indemnification.

            (a) Without limiting any other rights which Purchaser or Seller may have hereunder or under applicable law, and in addition to any other indemnity provided hereunder, Seller hereby agrees to indemnify Purchaser and its respective officers, directors, agents and employees (each, an "Indemnified Party") from and against any and all Losses incurred by any of them directly arising out of or as a result of this Agreement or any Purchase of Eligible Assets excluding, however, Losses to the extent arising from gross negligence or willful misconduct on the part of Purchaser. Without limiting the generality of the foregoing, Seller shall indemnify Purchaser for Losses relating to or resulting from:

                  (i) any representation or warranty made by Seller (or any officers, employees or agents of Seller) under or in connection with this Agreement, any periodic report required to be furnished hereunder or any other information or document delivered by Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (ii) the failure by Seller to comply with any applicable law, rule or regulation with respect to any Purchase; or

                  (iii) the failure by Seller (if so requested by Purchaser) to execute and properly file, or any delay in executing and properly filing, financing statements or other similar instruments or documents under the Uniform

      Commercial Code of any applicable jurisdiction or other applicable laws with respect to the Eligible Assets.

            (b) The sole indemnification with respect to Taxes, as defined in
Section 8.3 hereof, is that set forth in Article VIII hereof. All indemnities and undertakings of Seller and Purchaser hereunder shall survive the termination of this Agreement.

            Section 10.14. Headings. The headings in this Agreement are for convenience only and are not intended to influence its construction.

            Section 10.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

            IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date and year first above written.

                                   CONTINENTAL GRAIN COMPANY

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                   Address:   277 Park Avenue
                                              New York, New York 10172
                                              Attention: Senior Vice President
                                              and Chief Legal Officer

                                   Telephone: (212) 207-5100
                                   Facsimile: (212) 207-5799


                                   CONTISECURITIES ASSET FUNDING CORP. III


                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                   Address:   277 Park Avenue
                                              New York, New York 10172
                                              Attention: Chief Counsel

                                   Telephone: (212) 207--2822
                                   Facsimile: (212) 207--2935

                 [Signature Page to Purchase and Sale Agreement]

                                                                      SCHEDULE I

                   RESIDENTIAL MORTGAGE PRODUCT UNDERWRITING
                   GUIDELINES FOR "C" RISK MORTGAGE PRODUCTS
                   -----------------------------------------

            For purposes of representations of individual mortgage loans and for purposes of the classification of "C" Risk Mortgage Product, the "C" Risk Mortgage Product underwriting guidelines are as follows:

                  (i) The obligor under each Mortgage Product has made no more than (a) six payments more than 30 days past due, (b) two payments more than 60 days past due, and (c) two payments more than 90 days past due, within the last twelve month period.

                  (ii) There are no more than $2,500 in open charge-offs or collection accounts remaining open on any Purchase Date.

                  (iii) No bankruptcy or notice of default filings by the obligor under each Mortgage Product may have occurred during the preceding eighteen months, but discharged bankruptcies are acceptable if there is a two-year history of re-established credit with major creditors (i.e., installment loans, major credit cards) and a written explanation of delinquency is provided.

                  (iv) The Mortgaged Property must be in at least acceptable condition.

                  (v) The Mortgage Product must have a maximum Loan-to-Value Ratio of 75%.

                  (vi) The Mortgage Product must have a maximum debt-to-income ratio of 60%.

                  (vii) The minimum mortgage loan size is $10,000 and the maximum mortgage loan size is $325,000 (over $325,000 determined on an exception basis).

                  (viii) Two automated credit bureau reports are required for each borrower.

                  (ix) The foregoing Guidelines are subject to commercially reasonable variations on a loan-by-loan basis. For example, a borrower unable to meet Guideline (i) may be approved for a loan with a Loan-to-Value ratio of less than 75% or for a loan with an above-market interest rate. Such determinations are made by the originators on a case-by-case basis.

                                                                       EXHIBIT A

                               FORM OF GUARANTEE

            THIS GUARANTEE is made as of May 26, 1999 by CONTIFINANCIAL CORPORATION (the "Guarantor"), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 277 Park Avenue, New York, New York 10172.

            WHEREAS, CONTINENTAL GRAIN COMPANY (the "Purchaser") has entered into a Purchase and Sale Agreement (the "Agreement," with terms defined therein being used herein as therein defined) dated as of May 26, 1999 with CONTISECURITIES ASSET FUNDING CORP. III (the "Seller") providing for the purchase of certain Eligible Assets by the Purchaser from the Seller, from time to time; and

            WHEREAS, the Guarantor represents that it owns directly or indirectly a substantial amount of the stock of the Seller and/or is financially interested in its affairs and expects to derive advantage from each and every such Purchase;

            NOW, THEREFORE, to induce Purchaser to enter into Purchases with the Seller from time to time, and for other good and valuable consideration receipt of which is hereby acknowledged, the Guarantor hereby agrees as follows:

            (1) The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the full and complete payment when due (whether at stated maturity, by acceleration or otherwise), and performance, of the Seller's obligations under the Agreement and every Purchase evidenced by a Purchase Request entered into pursuant thereto. In addition, the Guarantor agrees that in the event that the Seller defaults in the performance of or payment when due of any or all obligations or sums hereby guaranteed, the Guarantor shall forthwith pay such sums or perform such obligations without need to resort to the Seller first. All amounts payable by the Guarantor to the Purchaser hereunder shall be paid in immediately available funds in U.S. Dollars and at the place and otherwise in the manner and on the terms required by the Agreement. This Guarantee shall be a continuing Guarantee and shall remain in full force and effect until all the obligations of the Seller hereby guaranteed are paid in cash or other immediately available funds or performed in full. The Guarantor's obligations under this Guarantee shall be reinstated and be continued in full force and effect if at any time any payment received by the Purchaser under the Agreement is invalidated, declared to be fraudulent or preferentially set aside and/or required to be repaid by the Purchaser.

            (2) The Guarantor hereby expressly waives all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, notices of sale, surrender or other handling or disposition of assets subject to the Agreement, any requirement that the Purchaser exhaust any right, power or remedy or take any action against the Seller or against any assets subject to the Agreement, and other formalities of any kind. The obligation of the Guarantor hereunder is absolute and unconditional irrespective of the genuineness, legality, validity, regularity or enforceability of the Agreement, any Purchase Request, or any other agreement, instrument or document contemplated therein or thereby. The Guarantor hereby waives, to the fullest extent permitted by applicable law, all defenses of a surety to which it may be entitled by statute or otherwise. The Purchaser may neglect or forbear to enforce payment or performance hereunder, under the Agreement, any Purchase Request, or under any other agreement, instrument or document contemplated therein or thereby, or waive, amend or otherwise alter the terms of the Agreement or any Purchase Request in any manner, or release or cause the release of any assets subject to the Agreement, in each case without in any way affecting or impairing the liability of the Guarantor hereunder.

            (3) The Guarantor hereby waives all rights of subrogation, exoneration, reimbursement (except reimbursements by third parties) or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by it hereunder and further agrees with the Seller for the benefit of its creditors that any such payment by it shall constitute a contribution of capital by the Guarantor to the Seller.

            (4) If an Event of Termination shall have occurred and be continuing, the Guarantor agrees that, as between the Guarantor and the Purchaser, the obligations of the Seller guaranteed hereunder may be declared to be due for purposes of this guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against the Seller and that, in the event of any such declaration (or attempted declaration), such obligations shall forthwith become due by the Guarantor for purposes of this Guarantee.

            (5) All notices, demands and other communications hereunder shall be given in writing and delivered or telefaxed (i) to the Guarantor at 277 Park Avenue, New York, New York 10172, Attention: General Counsel, Facsimile: (212) 207-2937, and (ii) to the Purchaser at 277 Park Avenue, New York, New York 10172, Attention: Senior Vice President and Chief Legal Officer, Facsimile:
(212) 207-5799, and shall be effective upon actual receipt.

            (6) THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. This guarantee may not be modified, altered or amended except by a writing signed by both the Guarantor and the Purchaser.

            (7) THE GUARANTOR IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF

MANHATTAN, CITY OF NEW YORK, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT WHICH IS RELATED TO ANY MATTER CONTAINED IN THIS GUARANTEE, AND THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT ANY SUCH COURT IS AN INCONVENIENT FORUM OR THAT VENUE IN ANY SUCH COURT IS IMPROPER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTEE OR ANY MATTER ARISING HEREUNDER.

            IN WITNESS WHEREOF, the Guarantor has executed this Guarantee as of the day and year first above written.

                                   CONTIFINANCIAL CORPORATION

                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT B

                         RECEIPT, GRANT AND ASSIGNMENT

            Reference is made to the Purchase and Sale Agreement (the "Purchase Agreement"), dated as of May 26, 1999, between CONTINENTAL GRAIN COMPANY ("Purchaser") and CONTISECURITIES ASSET FUNDING CORP. III ("Seller") and the Purchase Request dated May 26, 1999 (a copy of which is annexed hereto). Capitalized terms used herein but not defined herein have the meanings assigned such terms in the Purchase Agreement.

            Seller hereby acknowledges receipt of $____________ in immediately available funds representing the Purchase Amount for Eligible Assets which are the subject matter of the annexed Purchase Request. Seller hereby confirms and restates with respect to each such Assets the representations and warranties contained in Section 6.1 of the Purchase Agreement.

            Seller hereby assigns to Purchaser as security for Seller's obligations under the Purchase Agreement all of Seller's right, title and interest in, to and under (a) such Eligible Assets, (b) all distributions of principal and interest with respect thereto and (c) all proceeds of the foregoing. The foregoing grant of a security interest is given in furtherance of
Section 5.1 of the Purchase Agreement.

                                   CONTISECURITIES ASSET FUNDING CORP. III

                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT C

                                PURCHASE REQUEST

                                     [Date]

Continental Grain Company
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

            Pursuant to Section 25 of the Purchase and Sale Agreement (the "Purchase Agreement") dated as of May 26, 1999 between you ("Purchaser") and us ("Seller"), Seller hereby irrevocably requests that the Purchaser purchase the following Eligible Assets:

Type of Eligible Assets:                                    _____________

Purchase Date:                                              _____________

Principal:                             $___________
(multiplied by)
       Purchase Price
       Percentage:                     ___%
(equals)
Principal Purchase Amount:                                  $____________
(plus)
       Purchased Accrued
       Interest:                       $___________
(equals)
Initial Tranche Amount:                                     $

Tranche Period:                                             _____________

Tranche Rate:                                               _____________.

Market Movement Allowance:                                  _____________%

Gain Amount:                                                $____________

Seller's Account:                      (#________)          $____________

Other terms:

                                   CONTISECURITIES ASSET FUNDING CORP. III


                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

SELECT ONE ONLY:

/ / Purchaser hereby acknowledges receipt of the foregoing Purchase Request and by its signature below agrees to purchase the above-described Assets subject to the terms and provisions hereof and of the Purchase Agreement. This document shall operate as a confirmation of the purchase transaction which is the subject of such request.

/ / Purchaser hereby acknowledges receipt of the foregoing Purchase Request and declines to purchase the above-described Assets.

                                   CONTINENTAL GRAIN COMPANY


                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT D

                   FORM OF LEGAL OPINION OF COUNSEL TO SELLER

                               ____________, 1999


Continental Grain Company
277 Park Avenue
New York, New York 10172

            Re: Purchase and Sale Agreement and Custodial Agreement

Ladies and Gentlemen:

            I have acted as Counsel to ContiSecurities Asset Funding Corp. III ("Seller") in connection with (i) the Purchase and Sale Agreement dated as of May 26, 1999 (the "Purchase and Sale Agreement") between Continental Grain Company ("Purchaser") and Seller and (ii) the Custodial Agreement dated as of March 31, 1999 (the "Custodial Agreement") among Seller, Purchaser and Manufacturers and Traders Trust Company. The Purchase and Sale Agreement and the Custodial Agreement are individually referred to herein as an "Agreement" and collectively referred to herein as the "Agreements." In rendering the opinion set forth below, I have reviewed the original or a certified or conformed copy of the Agreements and originals or copies satisfactory to me of all such corporate records, agreements, certificates, governmental orders, permits and other documents as I have deemed relevant and necessary. Capitalized terms not defined herein have the respective meanings assigned to them in the Purchase and Sale Agreement or, if not defined therein, the Custodial Agreement.

            In rendering the opinion expressed below, I have, with your permission and without any further investigation or verification, assumed (a) the genuineness of all signatures (other than those executed by officer of Seller), (b) the authenticity of all documents submitted to me as originals, (c) the conformity to originals of all documents submitted to me as copies and the authenticity of the originals of such documents, (d) the legal capacity of natural persons, (e) that the parties to each Agreement (other than Seller) have the full power and authority to execute and deliver such Agreement and each Agreement is the legal, valid and binding obligation of each such party, (f) that to the extent that certain standards of conduct may be imposed as a matter of law on either or both of Purchaser and the Custodian as a condition to, or as a requirement for enforceability of, any of the Agreements (including, without limitation, any requirement that such parties act reasonably, in good faith, in a commercially reasonable manner or otherwise in compliance with applicable law), such parties will comply with such standards of conduct, whether or not any other conduct is permitted by the Agreements, and (g) the adequacy and accuracy of the public records reviewed by me.

            Based upon and subject to the foregoing, I am of the opinion that:

            1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            2. Seller (i) has full power and authority to hold all of its right, title and interest in and to each Eligible Asset, to assign all of its right, title and interest in and to each Eligible Asset and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by the Agreements, and (ii) has duly authorized the execution, delivery and performance of the Agreements.

            3. The execution, delivery and performance of the Agreements do not, and will not, conflict with, or constitute a breach of or default under, any applicable law, rule, order, decree of any court or regulation, the certificate of incorporation or the bylaws of Seller, or any material instrument or agreement to which Seller is a party or by which Seller, or any substantial portion of its assets, is bound.

            4. No consent, approval, authorization or order of, or filing with, any court or governmental agency, authority or body is required in connection with the execution and delivery of the Agreements or the consummation of the transactions contemplated by the Agreements.

            5. Seller is not an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

            The opinions set forth above are subject to the assumptions, examinations, qualifications and limitations set forth above and the following additional qualifications and limitations:

            A. This opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

            B. This opinion does not cover compliance or noncompliance by Seller or by any other person or entity with federal or state tax, intellectual property, employee benefit, antitrust or securities laws (except for the opinion expressed in paragraph 5 relating to certain federal securities laws).

            C. This opinion is rendered as of the date hereof. I assume no responsibility to supplement or update the opinions herein expressed and disclaim any obligation to supplement or update this opinion if, after the date hereof, something comes to my attention or there are changes in the law or court decrees which could affect this opinion.

            D. If any document, instrument, record or paper referred to in the opinion set forth above is governed by the law of a jurisdiction other than the State of New York, I have for purposes of this opinion assumed that the law of such other jurisdiction was identical to the law of the State of New York.

            I am a member of the Bar of the State of New York, and the foregoing opinions are limited to matters arising under the law of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware.

            This letter is furnished by me solely for your benefit in connection with the transactions referred to in the Agreements, and may not be relied upon by any other party.


                                                  Very truly yours,

                                                                       EXHIBIT E


                  FORM OF LEGAL OPINION OF COUNSEL TO GUARANTOR

                               ____________, 1999


Continental Grain Company
277 Park Avenue
New York, New York 10172

            Re: Purchase and Sale Agreement

Ladies and Gentlemen:

            This opinion is being furnished to you in my capacity as Chief Counsel of ContiFinancial Corporation ("Guarantor") in connection with the Purchase and Sale Agreement dated as of May 26, 1999 (the "Purchase and Sale Agreement") between Continental Grain Company ("Purchaser") and ContiSecurities Asset Funding Corp. III ("Seller") and the Guarantee issued by Guarantor pursuant thereto (the "Guarantee"). In rendering the opinion set forth below, I have reviewed the originals or certified or conformed copies of the Purchase and Sale Agreement and the Guarantee and originals or copies satisfactory to me of all such corporate records, agreements, certificates, governmental orders, permits and other documents as I have deemed relevant and necessary. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Purchase and Sale Agreement.

            In rendering the opinion expressed below, I have, with your permission and without any further investigation or verification, assumed (a) the genuineness of all signatures (other than that of Guarantor), (b) the authenticity of all documents submitted to me as originals, (c) the conformity to originals of all documents submitted to me as copies and the authenticity of the originals of such documents, (d) the legal capacity of natural persons, (e) that the parties to the Purchase and Sale Agreement have the full power and authority to execute and deliver the Purchase and Sale Agreement and the Purchase and Sale Agreement is the legal, valid and binding obligation of each such party, (f) that to the extent that certain standards of conduct may be imposed as a matter of law on Purchaser as a condition to, or as a requirement for enforceability of, the Purchase and Sale Agreement and the Guarantee (including, without limitation, any requirement that such parties act reasonably, in good faith, in a commercially reasonable manner or otherwise in compliance with applicable law), such parties will comply with such standards of conduct, whether or not any other conduct is permitted by the Purchase and Sale Agreement or the Guarantee, and (g) the adequacy and accuracy of the public records reviewed by me.

            Based upon and subject to the foregoing, I am of the opinion that:

            1. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            2. Guarantor has duly authorized the execution, delivery and performance of the Guarantee and has full power and authority, corporate and other, to enter into and perform its obligations under the Guarantee.

            3. The execution, delivery and performance of the Guarantee do not, and will not, conflict with, or constitute a breach of or default under, any applicable law, rule, order, decree of any court or any regulation, the certificate of incorporation or the bylaws of Guarantor, or any material instrument or agreement to which Guarantor is a party or by which Guarantor, or any substantial portion of its assets, is bound.

            4. No consent, approval, authorization or order of, or filing with, any court or governmental agency, authority or body is required in connection with the execution and delivery of the Guarantee.

            The opinions set forth above are subject to the assumptions, examinations, qualifications and limitations set forth above and the following additional qualifications and limitations:

            A. This opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

            B. This opinion does not cover compliance or noncompliance by Guarantor or by any other person or entity with federal or state tax, intellectual property, employee benefit, antitrust or securities laws.

            C. This opinion is rendered as of the date hereof. I assume no responsibility to supplement or update the opinions herein expressed and disclaim any obligation to supplement or update this opinion if, after the date hereof, something comes to my attention or there are changes in the law or court decrees which could affect this opinion.

            D. If any document, instrument, record or paper referred to in the opinion set forth above is governed by the law of a jurisdiction other than the State of New York, I have for purposes of this opinion assumed that the law of such other jurisdiction was identical to the law of the State of New York.

            I am a member of the Bar of the State of New York and the foregoing opinions are limited to matters arising under the law of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware.

            This letter if furnished by me solely for your benefit in connection with the transactions referred to in the Purchase and Sale Agreement, and may not be relied upon by any other party.

                                               Very truly yours,

                                                                       EXHIBIT F

                        FORM OF REPURCHASE NOTIFICATION

Continental Grain Company
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

            Pursuant to Section 4.6 of the Purchase and Sale Agreement (the "Purchase Agreement"), dated as of May 26, 1999, between you ("Purchaser") and ContiSecurities Asset Funding Corp. III ("Seller"), Seller hereby irrevocably requests that Purchaser sell to Seller on _________, ____ [insert date] Repurchase Assets with the following characteristics which Repurchase Assets correspond to the corresponding Eligible Assets listed on the schedule attached hereto:


Type of Eligible Assets:

Aggregate Principal Balance:

Average Principal Balance:

Minimum/Maximum Principal Balance:

Number of Loans (range):

Weighted Average Remaining Maturity:

Weighted Average CLTV:

Minimum/Maximum CLTV:

Weighted Average Coupon Rate:

Minimum/Maximum Coupon Rate:

Other characteristics (specify)

                                   CONTISECURITIES ASSET FUNDING CORP. III,
                                     as Seller


                                   By:
                                      -------------------------------------
                                      Authorized Signatory


                                   By:
                                      -------------------------------------
                                      Authorized Signatory


                                      F-2